Exhibit 10.1

Confidential

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VICTORY OILFIELD TECH, INC.,

VICTORY H2EG MERGER SUB INC.

AND

H2 ENERGY GROUP INC.

Dated as of July 25, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 25, 2023 by and among Victory Oilfield Tech, Inc., a Nevada corporation (“Victory”), Victory H2EG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Victory (“Merger Sub”) and H2 Energy Group Inc., a Delaware corporation (“H2EG”). Each party to this Agreement is sometimes referred to individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined herein will have the meaning set forth in ARTICLE I.

RECITALS

A. The boards of directors of each Party believe it is in the best interests of each company and its respective stockholders that Victory acquire H2EG through the statutory merger of Merger Sub with and into H2EG (the “Merger”) and, in furtherance thereof, have approved this Agreement.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of H2EG will be converted into the right to receive shares of Victory Common Stock in the aggregate constituting 70% of the fully diluted issued and outstanding capital stock of Victory, subject to adjustment pursuant to Section 2.3(b) of this Agreement (the “Merger Consideration”).

D. The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. The Merger is intended to be an exchange governed by Section 351 of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, the following terms will have the following respective meanings:

(a) “Affiliate” will mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, will mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

(b) “Benefit Plan” will mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by a Party or any ERISA Affiliate for the benefit of any Employee, and with respect to which a Party or any ERISA Affiliate has or may have any liability or obligation.

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(c) “Charter Documents” will mean a Party’s certificate of incorporation or articles of incorporation, as the case may be, and bylaws, in each case as amended or amended and restated to date and in full force and effect on the date hereof.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.”

(e) “Contract” will mean any written or binding oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, obligation, commitment or undertaking, including any amendments or supplements thereto.

(f) “Employee” will mean any current or former employee, consultant, independent contractor or director of a Party, or any ERISA Affiliate.

(g) “Employee Agreement” will mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract between a Party or any ERISA Affiliate and any Employee under which such Party or any ERISA Affiliate has any liability or obligation.

(h) “Environmental Laws” will mean all Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.

(i) “Environmental Permit” will mean any approval, consent, permit, or authorization required by a Governmental Entity pursuant to Environmental Law for the operations of a Party, as of the Closing Date.

(j) “ERISA Affiliate” shall mean any person or entity under common control of a Party within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued.

(k) “ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended.

(l) “GAAP” will mean United States generally accepted accounting principles consistently applied.

(m) “Governmental Entity” will mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission.

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(n) “Hazardous Materials” will mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive materials and hazardous substances, including petroleum and petroleum products or any fraction thereof.

(o) “H2EG Capital Stock” will mean H2EG Common Stock and H2EG Preferred Stock, taken together.

(p) “H2EG Common Stock” will mean H2EG’s Class A Common Stock, $0.00001 par value per share and H2EG Class B Common Stock, $0.00001.

(q) “H2EG Entities” (each, a “H2EG Entity”) means (a) H2EG, (b) each subsidiary of H2EG, and (c) after the Effective Time (as applicable), the Surviving Corporation.

(r) “H2EG Plan” will mean any equity incentive plan adopted by the board of directors of H2EG.

(s) “H2EG Stockholder” will mean any holder of any H2EG Capital Stock that is issued and outstanding immediately prior to the Effective Time.

(t) “Intellectual Property” will mean the Intellectual Property Rights that are owned by or purported to be owned by a Party and its Subsidiaries.

(u) “Intellectual Property Rights” will mean the rights associated with (A) patents and patent applications, (B) copyrights, copyright registrations and copyright applications and “moral” rights, (C) trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks and (E) all other intellectual property, industrial property or proprietary rights throughout the world, whether or not subject to statutory registration or protection, in any jurisdiction.

(v) “IRS” will mean the United States Internal Revenue Service.

(w) “Knowledge” or “Known” will mean, with respect to (i) H2EG and any of its subsidiaries, the actual knowledge of the following individuals Christopher Headrick, James McGinley, Paul Powers and Neil Goulden and such knowledge that those named Persons would reasonably be expected to obtain following due inquiry of their respective direct reports, and (ii) Victory and its Subsidiaries, the actual knowledge of the following individuals: Kevin DeLeon, Gary Lovett, Rick Salas and Ron Zamber and such knowledge that those named Persons would reasonably be expected to obtain following due inquiry of their respective direct reports.

(x) “Law” will mean any applicable foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a governmental entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).

(y) “Lien” will mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(z) “Material Adverse Effect” with respect to a Party, will mean any change that has had or is reasonably expected to have a materially adverse effect on the business operations, financial condition, assets, liabilities or results of operations of such Party and its Subsidiaries taken as a whole.

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(aa) “Person” will mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

(bb) “Pro-Tech” means Pro-Tech Hardbanding Services, Inc., a wholly-owned subsidiary of Victory.

(cc) “Pro-Tech Convertible Notes” means convertible notes issued by Victory to Visionary Private Equity Group I, LP that are being converted to equity in connection with the Pro-Tech Disposition in consideration for all of the equity, or all or substantially all, of the assets, of Pro-Tech.

(dd) “Related Agreements” will mean any and all agreements that are necessary to effect this Agreement, which for the avoidance of doubt, includes the Certificate of Merger.

(ee) “SEC” will mean the U.S. Securities and Exchange Commission.

(ff) “Subsidiary” will mean any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by a Party.

(gg) “Tax” or, collectively, “Taxes” will mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges, together with all interest, penalties and additions imposed with respect to such amounts

(hh) Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of H2EG, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the H2EG Capital Stock, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving H2EG in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the Victory Entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

(ii) “Victory Entities” (each, a “Victory Entity”) means (a) Victory, (b) each subsidiary of Victory, and (c) after the Effective Time (as applicable), the Surviving Corporation.

(jj) “Victory Capital Stock” will mean Victory Common Stock and Victory Preferred Stock, taken together.

(kk) “Victory Common Stock” will mean Victory’s Common Stock, $0.001 par value per share.

(ll) “Victory Capital Stock” will mean Victory Common Stock and Victory Preferred Stock, taken together.

(mm) “Victory Preferred Stock” will mean Victory’s Preferred Stock, $0.001 par value per share.

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(nn) “Victory Material Contract” will mean any Contract filed with the SEC as an exhibit to a Victory SEC Document.

(oo) “Victory Plan” will mean any equity incentive plan adopted by the board of directors of Victory.

(pp) “Victory Restricted Share” means any Victory Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Victory Plan.

(qq) “Victory Stock Option” means any option to purchase Victory Common Stock granted under any Victory Plan.

(rr) “Victory Stockholders” will mean any holder of any Victory Capital Stock that is issued and outstanding immediately prior to the Effective Time.

1.2 Interpretation. When a reference is made in this Agreement to (a) an Annex, Exhibit or Schedule, such reference will be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated, and (b) an Article or a Section, such reference will be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. All references to currency herein are to lawful money of the United States unless otherwise indicated. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. For purposes of this Agreement, whenever the context requires, (i) the singular number will include the plural, and vice versa; (ii) the masculine gender will include the feminine and neuter genders; (iii) the feminine gender will include the masculine and neuter genders; and (iv) the neuter gender will include the masculine and feminine genders. Unless the context otherwise requires, all references in this Agreement to (i) H2EG will be deemed to be a reference to each of H2EG and all of its direct and indirect Subsidiaries and (ii) Victory will be deemed to be a reference to Victory and all of its direct and indirect Subsidiaries. The phrase “made available” will mean with respect to (i) H2EG that H2EG has made available such materials by delivering them to an officer of Victory by electronic mail or otherwise and (ii) Victory that Victory has made available such materials by delivering them to an officer of H2EG by electronic mail or otherwise.

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ARTICLE II

THE MERGER

2.1 Merger.

(a) Merger. At the Effective Time subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law, as amended (“Delaware Law”), H2EG will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and H2EG will continue as a surviving corporation and as a wholly owned subsidiary of Victory. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of H2EG and Merger Sub and will vest in the Surviving Corporation, and all restrictions, disabilities and duties of H2EG and Merger Sub will become the restrictions, disabilities and duties of the Surviving Corporation. All of the issued and outstanding capital stock of H2EG will be converted into the right to receive the Merger Consideration.

(b) Section 351(a). The Parties to this Agreement intend, for federal income Tax purposes, that the Merger qualify as an exchange governed by Section 351(a) of the Code and the applicable Treasury Regulations promulgated with respect thereto, and Victory and H2EG will file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with such treatment and will use their commercially reasonable efforts to sustain such treatment in any subsequent tax audit or dispute.

2.2 Closing. The closing of the Merger (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon on a mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article VII of this Agreement (the “Closing Date”). On the Closing Date, the Parties will cause the Merger to be consummated by filing Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Division of Corporation of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Division of Corporations of the State of Delaware will be referred to herein as the “Effective Time”).

2.3 Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parties or any other Person, the following shall occur:

(a) Treasury Stock. At the Effective Time, all H2EG Capital Stock held by H2EG as treasury equity immediately prior to the Effective Time shall be automatically cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) H2EG Capital Stock. At the Effective Time, each share of H2EG Capital Stock issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions set forth in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive shares of Victory Common Stock, after which the H2EG Stockholders will own, in the aggregate, 70% of the issued and outstanding Victory Common Stock on a fully-diluted basis (the “H2EG Percentage”), Victory Stockholders will own, in the aggregate, 15% of the issued and outstanding Victory Common Stock on a fully-diluted basis (the “Victory Percentage”), and investors in the Financing (as defined in Section 5.7 below) will own, in the aggregate, 15% of the issued and outstanding Victory Common Stock on a fully-diluted basis (the “Investor Percentage”) assuming the full amount is raised in the Financing; provided that, if less than the full amount of $5,000,000 is raised in the Financing, the Investor Percentage will decrease proportionately. For the avoidance of doubt and by way of example, if 60% of the full amount ($3,000,000) is raised in the Financing, then the Investor Percentage will decrease by 40% to 9% of the issued and outstanding Victory Common Stock on a fully-diluted basis, the H2EG Percentage will increase to 76% of the issued and outstanding Victory Common Stock on a fully-diluted basis and the Victory Percentage will remain at 15% of the issued and outstanding Victory Common Stock on a fully-diluted basis. Financing amounts shall be immediately disbursed to H2EG when received and not held in escrow.

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(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares.

(i) Notwithstanding any other provisions of this Agreement to the contrary, any shares of H2EG Capital Stock held by a holder who demands and perfects such holder’s appraisal rights (collectively, the “Dissenting Shares”) under Delaware Law will not be converted into or represent a right to receive the applicable consideration for H2EG Capital Stock set forth in Section 2.3, but the holder thereof will only be entitled to such rights as are provided by Delaware Law.

(ii) Notwithstanding the provisions of Section 2.3(d)(i), if any holder of Dissenting Shares will effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive the consideration for H2EG Capital Stock, as applicable, set forth in Section 2.3, without interest thereon, upon surrender of the certificate representing such shares.

(iii) H2EG will give Victory (A) prompt notice of any written demand for appraisal received by H2EG pursuant to the applicable provisions of Delaware Law, and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands.

2.4 Withholding Taxes. Notwithstanding any other provision in this Agreement, the Parties will have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

2.5 Formation Documents. The (i) articles of incorporation of H2EG will be amended and restated as of the Effective Time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation; and (ii) bylaws of H2EG will be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub , as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation and bylaws of the Surviving Corporation; provided, however, that the name of the Surviving Corporation will be H2 Energy Group Inc.

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2.6 Directors and Officers of Surviving Corporation.

(a) Directors of Surviving Corporation. The directors of Merger Sub will be those persons set forth on Schedule 2.6 immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

(b) Officers of Surviving Corporation. The officers of Merger Sub will be those persons set forth on Schedule 2.6 after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Delivery of Merger Consideration; Book Entry Notation of H2EG Capital Stock.

(a) Delivery of Merger Consideration. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time, Victory will cause its transfer agent to issue to the H2EG Stockholders the shares of Victory Common Stock constituting the Merger Consideration in exchange for outstanding shares of H2EG Capital Stock.

(b) Book Entry Notation of H2EG Capital Stock. H2EG acts as the transfer agent for the H2EG Capital Stock. H2EG maintains an official ledger and stock certificates are only issued in book entry format with electronic certificates being issued as a book entry receipt. At the Effective Time, H2EG will update its official stock ledger to reflect the cancellation of all of the H2EG Capital Stock outstanding immediately prior to the Effective time and the conversion of each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation in accordance with Section 2.3.

2.8 No Further Ownership Rights in H2EG Capital Stock. The Merger Consideration issued in respect of the surrender for exchange of shares of H2EG Capital Stock in accordance with the terms hereof will be deemed to be full satisfaction of all rights pertaining to such shares of H2EG Capital Stock, and from and after the Effective Time there will be no further registration of transfers on the records of the Surviving Corporation of shares of H2EG Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they will be canceled.

2.9 Victory’s Obligations Fulfilled. Upon Victory making each aggregate delivery required of it under this Agreement to the Stockholders, Victory will have fulfilled its obligations with respect to such deliveries.

2.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Victory with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation, and the officers and directors of H2EG are fully authorized in the name of H2EG or otherwise to take, and will take, all such lawful and necessary action.

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2.11 Treatment of Stock Options and Other Stock-Based Compensation.

(a) H2EG Stock Options. As of the Effective Time, each option to acquire shares of H2EG Common Stock (each, an “H2EG Stock Option”) that is outstanding under any H2EG Plan immediately prior to the Effective Time, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Victory and will be converted into a Victory Stock Option in accordance with this Section 2.11. Each such Victory Stock Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the H2EG Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Victory Stock Option as so assumed and converted will be an option to acquire that number of whole shares of Victory Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of H2EG Common Stock subject to such H2EG Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Victory Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of H2EG Common Stock of such H2EG Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Victory Common Stock subject to the Victory Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of H2EG Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b) H2EG Restricted Shares. H2EG will take all requisite action so that, at the Effective Time, each share of H2EG Common Stock subject to vesting, repurchase, or other lapse of restrictions (a “H2EG Restricted Share”) that is outstanding under any H2EG Plan as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Victory and will be converted into a Victory Restricted Share in accordance with this Section 2.11. Each Victory Restricted Share will continue to have and be subject to substantially the same terms and conditions as were applicable to such H2EG Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of H2EG Restricted Shares so assumed and converted will receive that number of whole Victory Restricted Shares equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of H2EG Restricted Shares held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(c) Resolutions and Other H2EG Actions. At or prior to the Effective Time, H2EG, the H2EG Board, and the compensation committee of such board, as applicable, will adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.11.

(d) Victory Actions. At or prior to the Effective Time, Victory will reserve for future issuance a number of shares of Victory Common Stock at least equal to the number of shares of Victory Common Stock that will be subject to Victory Stock Options and Victory Restricted Shares, as a result of the actions contemplated by this Section 2.11.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF H2EG

H2EG hereby represents and warrants to Victory, subject to such exceptions as are disclosed in the disclosure schedule supplied by H2EG (the “H2EG Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section and paragraph numbers, provided that the disclosures in any section or paragraph of the H2EG Disclosure Schedule will qualify other sections and paragraphs of the H2EG Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other sections and paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), as follows (as used in this ARTICLE III, the term “H2EG” includes Subsidiaries of H2EG, unless the context clearly otherwise indicates):

3.1 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries

(a) H2EG and each if its Subsidiaries is a corporation , limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate, limited liability company or other organizational, as appropriate, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of H2EG and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a H2EG Material Adverse Effect.

(b) H2EG and each if its Subsidiaries has made available to Victory a true and correct copy of its Charter Documents. Neither H2EG nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) H2EG has made available to Victory true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a summary of the meeting) of all meetings of stockholders, the board of directors of H2EG and each committee of the board of directors of H2EG since 2021.

3.2 Capital Structure

(a) The authorized capital stock of H2EG consists of 15,000,000 shares of common stock consisting of (i) 10,000,000 shares of Class A Common Stock, par value $0.00001 per share, of which 1,088,240.00 shares are issued and outstanding, and (ii) 5,000,000 shares of Class B Common Stock, par value $0.00001 per share, of which 21,366.08 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date hereof. All outstanding shares of H2EG Capital Stock are, and all shares of H2EG Capital Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which H2EG is a party or by which it is bound, have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date hereof, there are no declared and unpaid dividends with respect to any shares of H2EG Capital Stock.

(b) Except for the H2EG Plan, H2EG has never adopted, sponsored or maintained any stock option plan or any other plan or agreement, providing for equity compensation to any person. H2EG has reserved 1,000,000,000 shares of H2EG Common Stock under the H2EG Plan for issuance to employees and directors of, and consultants to, H2EG upon the exercise of options or other awards granted under the H2EG Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which no shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options or other awards.

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(c) There are no (i) options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which H2EG is a party or by which H2EG is bound obligating H2EG to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of H2EG Capital Stock or obligating H2EG to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement; (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to H2EG; (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting securities of H2EG; (iv) Contracts to which H2EG is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any H2EG Capital Stock.

(d) H2EG has made available to Victory a true and accurate list of each of the stockholders of H2EG showing the number of shares of H2EG Capital Stock held by such stockholder of H2EG.

(e) H2GE does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

3.3 Authority. H2GE has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. H2GE has obtained the requisite approval of the H2GE Stockholders of this Agreement under Delaware Law and the Charter Documents, the execution and delivery of this Agreement and any Related Agreements to which H2GE is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of H2GE and no further action is required on the part of H2GE to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been approved by the board of directors of H2GE. This Agreement and each of the Related Agreements to which H2GE is a party has been duly executed and delivered by H2GE and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of H2GE enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Certificate of Merger will not be effective until filed with and accepted by the Division of Corporations of the State of Delaware.

3.4 No Conflict. The execution, delivery and performance by H2EG of this Agreement and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents of H2EG, (b) any Material Contract of H2EG except for any such conflicts, defaults, rights of termination, cancellations, modifications or accelerations that would not reasonably be expected to have, individually or in the aggregate, a H2EG Material Adverse Effect or (c) any material Law applicable to H2EG or any of its properties (whether tangible or intangible) or assets.

3.5 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with Governmental Entity is required to be obtained or made by H2EG in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Division of Corporations of the State of Delaware.

3.6 Financial Statements. Final copies of H2EG’s audited balance sheet as of December 31, 2022 and 2021 (the “H2EG Balance Sheet Date”) and the statements of income, cash flow and stockholders’ equity for the twelve (12) month period ended December 31, 2022 and 2021(collectively, the “H2EG Financials”) will be provided to Victory prior the Initial Financing. The H2EG Financials are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The H2EG Financials fairly present in all material respects H2EG’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

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3.7 No Undisclosed Liabilities. H2EG has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate (a) has not been reflected in the H2EG Balance Sheet, or (b) has not arisen (i) in the ordinary course of business, consistent with past practices, since the Balance Sheet Date, (ii) pursuant to or in connection with this Agreement, the Merger or the other transaction contemplated hereby or (c) are not executory performance obligations to be performed after the date hereof in the ordinary course of business pursuant to agreements of H2EG that were entered into in the ordinary course of business, consistent with past practices, or any agreements or Material Contracts.

3.8 No Changes. Since the H2EG Balance Sheet Date through the date of this Agreement, H2EG has conducted its business in the ordinary course and in a manner consistent with past practices and there has not been or occurred any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Tax Matters

(a) Tax Returns and Audits.

(i) H2EG has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes of H2EG and such Tax Returns have been completed in accordance with applicable Law in all material respects and (b) timely paid all material Taxes it is required to pay.

(ii) To the Knowledge of H2EG, no audit or other examination of any Return of H2EG is presently in progress, nor has H2EG been notified in writing of any request for such an audit or other examination. No adjustment that remains outstanding relating to any Return filed by H2EG has been proposed in writing by any Tax authority to H2EG or any representative thereof. No written claim has ever been made by a taxing authority that H2EG is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(iii) H2EG has made available copies of all income and other material Tax Returns for H2EG filed for all periods since 2020.

(iv) There are no Liens on the assets of H2EG relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(b) Notwithstanding anything in this Agreement to the contrary, H2EG makes no representations or warranties regarding the amount value or condition of, or any limitations on, any Tax asset or attribute of H2EG (e.g., net operating losses) (each, a “Tax Attribute”), or the ability of Victory or any of its Affiliates (including the Surviving Corporation) to utilize such Tax Attributes after the Closing.

3.10 Tangible and Intangible Assets; Absence of Liens and Encumbrances.

(a) H2EG has good and marketable title to, or valid leasehold interests in, all of its respective assets and interests in assets, whether personal, mixed, tangible, or intangible, owned or leased, that constitute all the assets and interests in assets that are used in the operation of H2EG’s business. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for any lien of current taxes not yet due and payable.

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(b) H2EG does not own, lease, sublease or license, or otherwise use or occupy any real property for the operation of its business.

(c) All equipment owned or leased by H2EG currently in use and necessary for the conduct of its business as presently conducted is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.11 Intellectual Property.

(a) H2EG has not granted to any third party any exclusive license to any H2EG Intellectual Property.

(b) To the Knowledge of H2EG, the operation of the business as of H2EG as it is presently conducted does not infringe, misappropriate or violate the Intellectual Property of any third party and the H2EG Intellectual Property constitutes all of the Intellectual Property Rights necessary for the operation of H2EG’s business as presently conducted. H2EG has not received any written communication alleging that H2EG has violated any Intellectual Property Rights of a third party.

(c) H2EG has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential or non-public information of H2EG.

3.12 Agreements, Contracts and Commitments.

(a) As of the date hereof, H2EG is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the H2EG to engage or compete in any manner of the business presently conducted by the H2EG; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the H2EG; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $100,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the H2EG in an amount or with a value in excess of $100,000 in any 12-month period (which period may extend past the Closing).

(b) H2EG has made available to Victory true and complete copies of each of the Contracts set forth in Schedule 3.12(a) of the Disclosure Schedule. To the Knowledge of H2EG, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither H2EG nor any other party to such Contracts is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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3.13 Interested Party Transactions. No officer or director, or to the Knowledge of H2EG, Stockholder of H2EG (nor, to the Knowledge of H2EG, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (a) an interest in any entity which furnishes or sells or licenses H2EG’s products and services, or (b) any interest in any entity that purchases from or sells or furnishes to H2EG, any goods or services, or (c) a beneficial interest in any Material Contract to which H2EG is a party (other than in such person’s capacity as a stockholder, director, officer or employee of H2EG); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation will not be deemed to be an “interest in any entity” for purposes of this Section 3.13. No H2EG Stockholder has any loans outstanding from H2EG except for business travel expenses in the ordinary course of business, consistent with past practices, to employee Stockholders of H2EG.

3.14 Governmental Authorization. Each material consent, license, permit, grant or other authorization of any Governmental Entity (a) pursuant to which H2EG currently operates or holds any interest in any of its properties, or (b) which is required for the operation of H2EG’s business as currently conducted or the holding of any such interest (collectively, “H2EG Authorizations”) has been issued or granted to H2EG by such Governmental Entity, as the case may be. H2EG Authorizations are in full force and effect and constitute all H2EG Authorizations required to permit H2EG to operate or conduct its business as presently conducted or hold any interest in its properties or assets.

3.15 Litigation. There are no claims, actions, suits, arbitrations, proceedings or investigations (each, a “Legal Action”) pending (i) against H2EG (nor has H2EG received written notice of any threat thereof) before any court or governmental agency, or (ii) that questions the validity of this Agreement or the Related Agreements or the right of H2EG to enter into them, or the right of H2EG to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to H2EG, would or could reasonably be expected to have a H2EG Material Adverse Effect or result in any change in the current equity ownership of H2EG. H2EG is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by H2EG pending or which H2EG intends to initiate. The foregoing includes actions, suits, proceedings, or investigations pending or threatened in writing (or any basis therefor known to H2EG) involving the prior employment of any H2EG employees or their services provided in connection with H2EG’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.16 Environmental Matters. H2EG: (a) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (b) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or to the Knowledge of H2EG, exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (c) holds all Environmental Permits required for its operations and is in compliance with the terms and conditions of any such permits; (d) has made available all Phase 1 and Phase II environmental assessments of any facility owned or leased by H2EG in H2EG’s possession, custody or control.

3.17 Brokers’ and Finders’ Fees; Third Party Expenses. H2EG has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

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3.18 Employee Benefit Plans and Compensation.

(a) Schedule  3.18(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by H2EG (the “H2EG Benefit Plans”). H2EG has delivered or made available to Victory copies of (i) each H2EG Benefit Plan, (ii) the most recent summary plan description for each H2EG Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each H2EG Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) (i) none of the H2EG Benefit Plans is subject to Title IV of ERISA; (ii) each H2EG Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of H2EG, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each H2EG Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19 Labor. There are no written employment agreements that obligate H2EG to pay an annual salary of $240,000 or more and to which H2EG is a party, other than those provided in Schedule 3.19. To the Knowledge of H2EG, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of H2EG. H2EG is not party to any collective bargaining agreement.

3.20 Compliance with Laws. H2EG has complied in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any Laws.

3.21 H2EG Material Contracts.

(a) Schedule 3.21(a) of the H2EG Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which any H2EG Entity is a party or by which any of its assets or properties are bound (collectively, the “H2EG Material Contracts”):

(i) Contracts with Company customers;

(ii) Contracts with Material suppliers;

(iii) Leases for the leased real properties;

(iv) joint venture, partnership or other Contracts (however named) involving a sharing of profits, losses, liabilities, or Taxes with any other Person;

(v) Contracts containing any covenant that purports to restrict, limit or control the business activities of a H2EG Entity or the ability of a H2EG Entity to freely engage (or not engage) in any line of business or to compete (or not compete) with any Person, including all Contracts providing for (A) non-competition and/or non-solicitation restrictions on a H2EG Entity with respect to employees, suppliers, customers, or other business relations, (B) exclusivity or requirements supply terms, or (C) “most favored nation” pricing or other rebates, discounts, payment terms, or other pricing concessions outside of the ordinary course of business;

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(vi) Contracts with any labor union, works council or other labor organization;

(vii) Contracts relating to indebtedness of any H2EG Entity or imposing an encumbrance on any of the assets or properties of a H2EG Entity;

(viii) Contracts with any director, officer, individual employee or independent contractor that provide for employment or engagement (other than any “at-will” employment or engagement Contract that may be terminated by the applicable H2EG Entity upon thirty (30) days or less advance notice and without penalty), severance, separation, change in control, retention or similar payments;

(ix) settlement or conciliation Contracts with respect to which there remains outstanding liabilities on the part of any H2EG Entity;

(x) Contracts pursuant to which a H2EG Entity has made any loan (other than advances to H2EG employees for business expenses to be incurred in the ordinary course of business or transactions with customers on credit in the ordinary course of business) or capital contribution to, or other debt or equity investment in, any Person, in each case with respect to which there remains outstanding liabilities on the part of the applicable H2EG Entity;

(xi) Contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person (or any division, segment, or unit thereof) with respect to which there remains outstanding liabilities on the part of any H2EG Entity;

(xii) to the extent not covered by any of the other subsections of this Section 3.7, any Contract, whether or not involving the performance of services or delivery of goods or materials by or to a H2EG Entity, with (A) a total remaining commitment by or to a H2EG Entity in excess of $100,000 or (B) a term which extends more than one (1) year after the date of this Agreement which is not terminable for convenience by a H2EG Entity upon less than sixty (60) days’ notice without a penalty; and

(xiii) Contracts with a Governmental Entity.

(b) Each H2EG Material Contract is valid and binding and in full force and effect. No H2EG Entity is in breach of, or default under, any H2EG Material Contract to which it is a party and, to the Knowledge of H2EG, no counterparty thereto is in breach of, or default under, any H2EG Material Contract. H2EG has delivered or made available to the purchaser true and complete copies of all H2EG Material Contracts, including any amendments to and/or restatements of.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VICTORY

Except: (a) as disclosed in the Victory SEC Documents at least five business days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the disclosure schedule supplied by Victory (the “Victory Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section and paragraph numbers, provided that the disclosures in any section or paragraph of the Victory Disclosure Schedule shall qualify other sections and paragraphs of the Victory Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other sections and paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), as follows (as used in this ARTICLE IV, the term “Victory” includes Subsidiaries of Victory, unless the context clearly otherwise indicates):

4.1 Organization of Victory and Sub. Each of Victory and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Victory has the corporate power to own its properties and to carry on its business as currently conducted. Victory is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Victory Material Adverse Effect. The copies of the Certificate of Incorporation and By-Laws of Victory as most recently filed with the Victory SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Victory has made available a true and correct copy of its Charter Documents.

4.2 Capital Structure

(a) The authorized capital stock of Victory consists of 300,000,000 shares of common stock, $0.001 par value, of which 28,037,713 shares are issued and outstanding as of the date hereof, and 20,000 shares of Preferred Stock, $0.001 par value, of which 8,333 shares are issued and outstanding as of the date hereof. All outstanding shares of Victory Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which Victory is a party or by which it is bound, have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date hereof, there are no declared and unpaid dividends with respect to any shares of Victory Capital Stock.

(b) Except for the Victory Plan, Victory has never adopted, sponsored or maintained any stock option plan or any other plan or agreement, providing for equity compensation to any person. Victory has not reserved shares of Victory Common Stock under the Victory Plan for issuance to employees and directors of, and consultants to, Victory upon the exercise of options or other awards granted under the Victory Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which no shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options or other awards.

(c) Except as set forth in Schedule 4.2(c) of the Victory Disclosure Schedule, there are no (i) options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Victory is a party or by which Victory is bound obligating Victory to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Victory Capital Stock or obligating Victory to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement; (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Victory; (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting securities of Victory; (iv) Contracts to which Victory is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Victory Capital Stock.

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4.3 Subsidiaries. Except as set forth in Schedule 4.3 of the Victory Disclosure Schedule, Victory does not have any Subsidiaries and does not otherwise directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any other Person. Each Victory Subsidiary is wholly-owned by Victory.

4.4 Authority. Victory has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Victory and no further action is required on the part of Victory to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been approved by the board of directors of Victory. This Agreement and each of the Related Agreements to which Victory is a party has been duly executed and delivered by Victory and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Victory enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Certificate of Merger will not be effective until filed with and accepted by the Division of Corporations of the State of Delaware.

4.5 No Conflict. The execution and delivery by Victory of this Agreement and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict under (a) any provision of the Charter Documents of Victory, (b) any Material Contract of Victory except for any such conflicts, defaults, rights of termination, cancellations, modifications or accelerations that would not reasonably be expected to have, individually or in the aggregate, a Victory Material Adverse Effect or (c) any material Law applicable to Victory or any of its properties (whether tangible or intangible) or assets.

4.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Victory in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation of the transactions contemplated by this Agreement, except for the filing of the Division of Corporations of the State of Delaware.

4.7 SEC Filings; Financial Statements.

(a) Victory has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Victory SEC Documents”). True, correct, and complete copies of all the Victory SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Victory SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Victory SEC Documents. None of the Victory SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Victory, none of the Victory SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Victory SEC Documents. None of Victory’s Subsidiaries are required to file or furnish any forms, reports, or other documents with the SEC and neither Victory nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

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(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto)contained in or incorporated by reference into the Victory SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Victory and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

4.8 No Undisclosed Liabilities. The audited balance sheet of Victory dated as of December 31, 2022 contained in the Victory SEC Documents filed prior to the date hereof is hereinafter referred to as the “Victory Balance Sheet.” Neither Victory nor any of its Subsidiaries have any liabilities other than those liabilities that: (i) are reflected or reserved against in the Victory Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Victory Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Victory Material Adverse Effect.

4.9 No Changes. Since the Balance Sheet Date through the date of this Agreement, Victory has conducted its business in the ordinary course and a in a manner consistent with past practices.

4.10 Litigation. There are no Legal Actions pending (i) against Victory (nor has Victory received written notice of any threat thereof) before any court or governmental agency, or (ii) that questions the validity of this Agreement or the Related Agreements or the right of Victory to enter into them, or the right of Victory to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to Victory, would or could reasonably be expected to have a Victory Material Adverse Effect or result in any change in the current equity ownership of Victory. Victory is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Victory pending or which Victory intends to initiate. The foregoing includes actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Victory) involving the prior employment of any of Victory employees, their services provided in connection with Victory’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

4.11 Brokers’ and Finders’ Fees; Third Party Expenses. Victory has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

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4.12 Compliance with Laws. Victory has complied in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any Laws.

4.13 Environmental Liabilities. Victory has not engaged in operations that could subject it to liability related to the handling, storage or processing of hazardous or toxic substances that include but are not limited to environmental cleanup or injury to persons.

ARTICLE V

COVENANTS

5.1 Conduct of Business of the Parties. Each Party will, and will cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the other Party, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, each Party will, and will cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, or as required by applicable Law, neither Party will, nor will it permit any of its Subsidiaries to, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine or reclassify, with respect to Victory any Victory Capital Stock, and with respect to H2EG any H2EG Capital Stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, with respect to Victory any Victory Capital Stock, and with respect to H2EG any H2EG Capital Stock, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of Victory Capital Stock or H2EG Capital Stock, as the case may be;

(c) issue, sell, pledge, dispose of or encumber, with respect to Victory any Victory Capital Stock, and with respect to H2EG any H2EG Capital Stock, other than (i) the issuance of shares of Victory Common Stock or H2EG Common Stock, as the case may be, upon the exercise of any equity award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Victory Capital Stock or H2EG Capital Stock, as the case may be, in respect of other equity compensation awards outstanding under a Benefit Plan as of the date of this Agreement in accordance with its terms, (iii) the issuance of shares of Victory Capital Stock or H2EG Capital Stock, as the case may be, upon exercise of any warrant that is outstanding as of the date of this Agreement, or (iv) the issuance of shares of Victory Capital Stock or H2EG Capital Stock, as the case may be, upon the conversion of Convertible Notes;

(d) except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by a Party to its directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with any annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Party’s Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such Benefit Plan as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

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(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Victory Subsidiary or H2EG Subsidiary, as the case may be, provided that the foregoing will not prohibit a Party or its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Victory and its Subsidiaries or H2EG and its Subsidiaries, as the case may be, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), with respect to Victory any Victory Material Contract, and with respect to H2EG any H2EG Material Contract, or any other Contract applicable to the Party that, if in effect as of the date hereof would constitute a Victory Material Contract or H2EG Material Contract, as the case may be, hereunder;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against a Party arising out of a breach or alleged breach of this Agreement by another Party, and (ii) the settlement of claims, liabilities or obligations reserved against on a Party’s most recent balance sheet; provided that neither the Parties nor their Subsidiaries, as the case may be, will not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on a Party’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to a Party or its Subsidiaries;

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(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) take any action to exempt any Person from, or make any acquisition of a Party’s securities by any Person not subject to, any state takeover statute or similar statute or regulation that applies to such Party with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth, with respect to H2EG, in Section 203 of the Delaware Law, and with respect to Victory, in Section 78.378 of the Nevada Revised Statutes, except for a Party, a Party’s Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property, other than in the ordinary course of business consistent with past practice; or

(o) agree or commit to do any of the foregoing.

5.2 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time, the Parties will not take, and will not permit any of their respective Subsidiaries to take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

5.3 Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time, each Party (in this context, a “Requested Party”) will afford to each other Party (in this context, a “Requesting Party”) reasonable access, at reasonable times and in a manner as will not unreasonably interfere with any business or operations thereof, to the Requested Party’s officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets, and the Requested Party will furnish promptly to the such other information concerning its business and properties as the Requesting Party may reasonably request from time to time; provided, however, that a Requested Party will not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties will use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation will affect the Requested Party’s representations and warranties contained herein, or limit or otherwise affect any remedies available to the Parties pursuant to this Agreement.

5.4 RESERVED.

5.5 Schedule 14F-1. As soon as reasonably practicable following the execution of this Agreement and the determination by the Parties of those persons that will serve as board members of Victory at the Effective Time in accordance with Section 7.1(f), Victory shall file with the U.S. Securities and Exchange Commission an information statement on Schedule 14F-1 that discloses the requisite information regarding the persons who will become directors of Victory in accordance with Section 7.1(f). Such filing shall be made sufficiently in advance of the Effective Time such that the board composition can be changed as described in Section 7.1(f) at the Effective Time in accordance with applicable law.

5.6 Disposition of Pro-Tech. On or before the thirtieth (30th) day following the Effective Time, Victory shall enter into a definitive agreement (the “Pro-Tech Disposition Agreement”) with Visionary Private Equity Group I, LP (“Visionary”) regarding the transfer to Visionary or its designee of all of the equity interests held by Victory in Pro-Tech or the transfer of all or substantially all of the assets of Pro-Tech to Visionary or its designee (the “Pro-Tech Disposition”) and shall consummate the Pro-Tech Disposition on or before the sixtieth (60th) day following the Effective Time. Each of the Parties acknowledges that the Pro-Tech Disposition to Visionary pursuant to the Pro-Tech Disposition Agreement is a material term of the Merger transaction contemplated hereby.

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5.7 Financing. The Parties shall use reasonable best efforts to complete a private placement financing for gross proceeds of up to $5,000,000 (the “Financing”) and the Investors in the Financing will receive Victory Common Stock in accordance with Section 2.3(b), provided however, that H2EG shall have the right in its sole discretion to proceed with or terminate this Agreement in the event that at least $500,000 of the Financing is not raised, whether through Victory’s efforts or otherwise, on or before August 4, 2023 (the “Initial Financing”), unless otherwise agreed to by the Parties. The Financing shall be promptly disbursed to H2EG when received and shall be represented by a promissory note in a form reasonably satisfactory to the Parties (the “Financing Note”). The Financing Note shall be forgiven upon consummation of the Merger, provided however that the Financing Note shall be payable by H2EG to Victory in accordance with its terms if the Merger is not completed.

5.8 Post-Closing Matters.

(a) Conversion of Convertible Notes. As soon as practicable following the Closing, each Party, will use its best efforts to cause the conversion of its outstanding convertibles notes.

(b) Victory Expired Warrants. As soon as practicable following the Closing, Victory will solicit the holders of certain warrants to purchase Victory Common Stock that were previously issued and have since expired, and issue up to 2,827,515 new warrants to such holders in exchange for a release by such holders of any and all claims against Victory.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Confidentiality. Each of the Parties agree that the information obtained in any investigation in connection with the transactions contemplated hereby, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated by the Agreement, will be governed by the confidentiality provisions of that certain terms of that certain Letter of Intent, dated October 4, 2022, between Victory and H2EG (the “Confidential Disclosure Agreement”).

6.2 Public Disclosure. No Party will issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions, H2EG’s Stockholders, and in connection with the satisfaction of any conditions set forth in ARTICLE VI regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Victory (which consent will not be unreasonably withheld)).

6.3 Additional Documents and Further Assurances; Reasonable Efforts. Each Party, at the reasonable request of another Party, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

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ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of H2EG and Victory to effect the Merger will be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Completion of Due Diligence. The Parties will have completed a thorough and satisfactory review of each other’s respective businesses, assets, liabilities, financial condition, operations, legal and regulatory compliance, and any other material information necessary for the Parties to make an informed decision regarding the Merger and the results thereof shall be reasonably satisfactory to each Party including, but not limited to, satisfactory confirmation of H2EG’s perpetual license rights and access to the Proton Power technology, with firm pricing, for the first facility/project.

(b) No Order. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or the Contribution illegal or otherwise prohibiting consummation of the Merger or the Contribution.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action or proceeding be brought and pending by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing.

(d) Governmental Approval. Any approvals from any Governmental Entity, instrumentality, agency, or commission (if any) necessary for the consummation of the Merger listed on Schedule 7.1(d) will have been timely obtained.

(e) Outstanding Indebtedness. On the Closing Date, other than as disclosed on Schedule 7.1(e), neither Party will have any outstanding indebtedness, liabilities or payables, including, convertible debt, whether contingent, accrued or otherwise in excess of $50,000, other than trade payables in accordance with each Party’s current business and incurred in the ordinary and historic course of its business.

(f) Board Nominees. At or prior to the Effective Time and subject to compliance with Rule 14F-1 of the Exchange Act, the size of the Board of Directors of Victory will be increased to five (5) members and will consist of the following directors: Chris Headrick, who will serve as Chairman of the board of directors, Kevin DeLeon, Jim McGinley, Neil Goulden and one director to be selected by the investor group. H2EG will provide an agreement of each such individual to perform such background and credit checks of such individual. Unless removed for cause, death or disability, the two individuals who are presently serving on the board of directors of Victory and who will continue to serve on the board of directors of Victory will so serve until the next annual meeting of the stockholders of Victory; provided, however, that unless such individuals fail to provide his consent or unless such individuals have committed a “bad actor” disqualification event of the type described in Rule 506(d) of the Securities Act, Victory shall nominate such individuals to serve as directors at such next annual meeting of the stockholders.

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(g) Officer Appointments. As of the Effective Time, the board of directors of Victory will appoint the following individuals to serve as executive officers of the Surviving Company in the following positions:

(i) Chris Headrick, Executive Chairman;

(ii) Jim McGinley, Chief Executive Officer and President; and

(iii) Neil Goulden, Chief Administrative Officer, Treasurer and Secretary.

(iv) Paul Powers, Chief Development Officer

(v) Don Turner, Chief Operating Officer

(h) Pending Litigation. On the Closing Date, neither the Parties nor any of their respective Subsidiaries or Affiliates will have any outstanding, pending or to its knowledge threatened litigation.

7.2 Conditions to Obligations of H2EG. The obligations of H2EG to consummate and effect the Merger and the transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by H2EG:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Victory in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or a Victory Material Adverse Effect or any similar standard or qualification) will be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Victory Material Adverse Effect, and (ii) each of Victory and Merger Sub will have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Third Party Consents. H2EG will have received all necessary consents, waivers and approvals of parties to any Victory Material Contracts, each in such form and substance that is reasonably acceptable to H2EG.

(c) Certificate of Secretary of Victory. H2EG will have received a certificate, validly executed by the Secretary of Victory, certifying (i) as to the terms and effectiveness of the Charter Documents of Victory and Merger Sub and (ii) as to the valid adoption of resolutions of the Board of directors of Victory and Merger Sub (whereby this Agreement was approved by the board of directors of each such Party).

(d) Certificates of Good Standing. H2EG will have received a certificate of good standing of each of Victory and Merger Sub from the Secretary of State of the State of Nevada.

(e) Lock-Up Agreements. Victory shall cause each of its officers, directors and the legacy record and beneficial holders of 5% or more of outstanding Victory Common Stock who will hold such percentage following the Effective Time, including holders of warrants, options, preferred stock and other Victory securities, exercisable, and/or exchangeable into Victory Common Stock to have entered into twelve (12) month lock-up agreements with respect to their Victory securities in a form substantially similar to that attached hereto as Exhibit B.

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(f) Victory Material Adverse Effect. Since the date of this Agreement, there will not have been any Victory Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions to Obligations of Victory and Merger Sub. The obligations of Victory and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Victory:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of H2EG in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or H2EG Material Adverse Effect or any similar standard or qualification) will be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a H2EG Material Adverse Effect, and (ii) H2EG will have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Third Party Consents. Victory will have received all necessary consents, waivers and approvals of parties to any H2EG Material Contract, each in such form and substance that is reasonably acceptable to Victory.

(c) Certificate of Secretary of H2EG. Victory will have received a certificate, validly executed by the Secretary of H2EG, certifying (i) as to the terms and effectiveness of the Charter Documents of H2EG, and (ii) as to the valid adoption of resolutions of the Board of directors of H2EG (whereby this Agreement was approved by the board of directors of H2EG).

(d) Certificates of Good Standing. Victory will have received a certificate of good standing of H2EG from the Division of Corporations of the State of Delaware.

(e) Lock-Up Agreements. H2EG shall cause each of its officers, directors and those of its stockholders who will become the record and beneficial holders of 5% or more of outstanding Victory Common Stock following the Effective Time, including holders of warrants, options, preferred stock and other Victory securities, exercisable, and/or exchangeable into Victory Common Stock to have entered into twelve (12) month lock-up agreements with respect to their Victory securities in a form substantially similar to that attached hereto as Exhibit B.

(f) H2EG Material Adverse Effect. Since the date of this Agreement, there will not have been any H2EG Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) DeLeon Employment Agreement. H2EG and Kevin DeLeon shall have entered into an employment agreement for a term of at least two (2) years that includes an annual salary, form and substance mutually satisfactory to the parties thereto.

(h) Amendments to H2EG Employment Agreements. All written employment agreements by and between H2EG and another Person will be amended to the satisfaction of Victory and H2EG.

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ARTICLE VIII

EMPLOYEE MATTERS

8.1 Continuation of Employment. The employment relationship of the H2EG Employees identified in Schedule 8.1 will continue, without material change to the terms and condition of employment, with the applicable H2EG Entity as of the Closing. The Parties will take any and all actions reasonably necessary (which will not include any obligation to pay any additional compensation or provide any additional benefits) to ensure the continued employment of the H2EG Employees with the applicable H2EG Entity as of the Closing, the termination of all H2EG Plans at or after the Closing, and the eligibility of H2EG Employees for the employee benefit plans maintained by Victory for similarly-situated employees.

8.2 [Reserved]

8.3 No Third-Party Beneficiaries. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, except to the extent otherwise provided or required by applicable Law, nothing expressed or implied herein will confer upon any H2EG Employee or any other Person the right or obligation to continue in employment with Victory following the Closing Date, or is intended to interfere with any right or ability of Victory (a) to terminate the employment of any H2EG Employee or any other Person for any reason or no reason following the Closing Date or (b) subject to the provisions of this Article VIII, to amend, modify or terminate any H2EG Plan in the sole and absolute discretion of Victory. Nothing in this Article VIII will be considered an amendment of any H2EG Plan. The Parties acknowledge and agree that all of the provisions contained in this Article VIII are included for the sole benefit of the Parties hereto and will not create any right in any Person, including any employees, former employees, any participant in any H2EG Plan or any beneficiary thereof.

ARTICLE IX

TERMINATION

9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

(a) By the mutual written consent of H2EG and Victory;

(b) By either of Victory or H2EG;

(i) if any governmental entity of competent jurisdiction shall have issued an order permanently restraining, enjoining or otherwise prohibiting the Merger and such order shall have become final and non-appealable; or

(ii) if the Merger shall not have been consummated by September 20, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date.

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(c) By Victory:

(i) if H2EG shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) is incapable of being cured by H2EG by the Outside Date (as the same may be extended).

(d) By H2EG:

(i) if Victory shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) is incapable of being cured by Victory by the Outside Date (as the same may be extended).

9.2 Effect of Termination. In the event of the termination of this Agreement by either H2EG or Victory as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of H2EG, the Merger Sub or Victory, other than this Section 9.2 and Article X, which provisions shall survive such termination; provided, however, that nothing in this Section 9.2 shall relieve any party from liability for any fraud, willful breach of a representation or warranty or willful breach of any covenant or other agreement contained in this Agreement.

9.3 Expenses. All fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended at any time by execution of an instrument in writing signed by each Party.

10.2 Extension; Waiver. The Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive the Effective Time. This Section 10.3 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

10.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent by email to the parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as will be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

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10.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the H2EG Disclosure Schedule, the Victory Disclosure Schedule, any Related Agreements, the Confidential Disclosure Agreement, and the other documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof. No Party is relying upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any other Party, except as set forth in this Agreement.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.9 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

H2 ENERGY GROUP INC.

By:
Name:	Christopher L. Headrick
Title:	Founder & Chairman

Address:	1774 Derby Downs Dr.
Friendsville, TN 37737

Email:	c.headrick@h2eg.com

VICTORY OILFIELD TECH, INC.

By:
Name:	Kevin DeLeon
Title:	Chief Executive Officer

Address:

Email:

VICTORY H2EG MERGER SUB INC.

By:
Name:
Title:

Address:

Email:

EXHIBIT A

CERTIFICATE OF MERGER

(See Attached)

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

(See Attached)

H2EG Schedules

Schedule 3.5 & 8.1 Employment Agreements & Continuing Employees

Christopher Headrick – Employment agreement provided supplementally.

Paul Powers – Employment agreement provided supplementally.

Neil Goulden – Employment agreement provided supplementally.

Jim McGinley – Employment agreement provided supplementally.

Don Turner – Employment agreement provided supplementally.

Schedule 3.6 H2EG Financial Statements

H2EG’s audited balance sheet as of December 31, 2022 and 2021 and the statements of income, cash flow and stockholders’ equity for the twelve (12) month period ended December 31, 2022 and 2021 will be provided to Victory prior to the Initial Financing.

Schedule 3.18(a) H2EG Benefit Plans

None other than those included in Employment agreements identified in Schedule 3.5

Schedule 3.19 Labor

The employment agreements have performance increases.

Schedule 3.12(a), 3.21(a) H2EG Material Contracts

Tribal Agreement- Copy of agreement provided supplementally.

OEM Offtake LOI- Copy of agreement provided supplementally.

Neil Goulden has loaned H2EG $100,000 and paid for expenses of the company that will be reimbursed

Victory Schedules

The following disclosure schedule (this “Disclosure Schedule”) is being delivered by Victory Oilfield Tech, Inc., a Nevada corporation (“Victory”), simultaneously with the execution and delivery of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), between Victory and H2 Energy Group Inc., a Delaware corporation (“H2EG”). Capitalized terms which are used herein and not defined shall have the meanings set forth in the Agreement.

This Disclosure Schedule shall be considered a part of the Agreement as if set forth therein in full. Any information expressly disclosed in this Disclosure Schedule is deemed to qualify the particular representation or warranty to which it expressly relates. In addition, any information, item or other disclosure set forth in any part of this Disclosure Schedule shall be deemed to have been set forth in all other applicable parts of this Disclosure Schedule to the extent that the applicability of such disclosure to such other parts is reasonably apparent. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty of Victory in the Agreement.

All headings are inserted for convenience of reference only and shall not be used in the construction or interpretation of the information contained in this Disclosure Schedule. This preamble is expressly made part of this Disclosure Schedule and hence a part of the Agreement.

Schedule 4.2(c)

All Victory securities, and agreements or commitments that result in the issuance thereof, that are required to be disclosed in this Schedule 4.2(c) which were issued or executed prior to November 24, 2017, the effective date of the Company’s 1-for-38 reverse stock split according to the filing of the Company’s Amended and Restated Articles of Incorporation on November 21, 2017, will be disclosed on a post-split basis.1

The following is a complete list of Victory’s outstanding options for the purchase of an aggregate of 211,186 shares of common stock:

Issuance Date	Name	Number of Shares	Strike Price	Vesting (months)	Vesting Complete	Vested Shares	Term (years)	Expiration Date	LTIP?
4/23/2014	Kenny Hill	3,948	$13.30	36	4/23/2014	3,948	10	4/23/2024	Yes
8/28/2015	Kenny Hill	9,869	$10.26	36	8/28/2018	9,869	10	8/28/2025	Yes
8/21/2017	Kenny Hill	197,369	$1.52	36	8/31/2020	197,369	10	8/21/2027	Yes
TOTAL		211,186				211,186

The following is a complete list of Victory’s outstanding warrants for the purchase of an aggregate of 2,828,8262,3 shares of common stock:

Purpose	Holder	Issuance Date	Exercise Price	Warrants Outstanding		Expiration Date
Services	James Capital Consulting	9/30/2008	$9.50	548		9/30/23
Services	James Capital Consulting	12/31/2008	$9.50	472		12/31/23
Services	James Capital Consulting	3/31/2009	$9.50	188		3/30/24
Services	James Capital Consulting	6/30/2009	$9.50	43		6/29/24
Services	James Capital Consulting	9/30/2009	$9.50	8		9/29/24
Services	James Capital Consulting	12/31/2009	$9.50	52		12/30/24
Loan Agreement	Kodak Brothers All American Fund, LP	7/31/2018	$0.75	375,000		7/31/2023
Re-issuance			$0.1777	2,452,515	[4]
TOTAL				2,828,826

[1]	In addition to the securities described in this Schedule 4.2(c) and the footnotes thereto, Victory intends to compensate two key ProTech employees for their service, in a manner and amount to be determined.

[2]	This number includes 2,452,515 expired warrants and 375,000 warrants that will expire on July 31, 2023, in each case that Victory intends to reissue at an exercise price equal to the 20 day rolling average (which as of June 15, 2023 is $0.1777) and such warrants will be exercisable on a cashless basis. This number does not include 553,808 shares to be issued to Bevilacqua PLLC as compensation for deferred fees.

[3]	Victory intends to issue a number of warrants to: (i) the current directors of Victory as compensation for services, and (ii) Kevin DeLeon as a finder’s fee in connection with the Transaction Agreement, in each case at an exercise price equal the 20 day rolling average (which as of June 15, 2023 is $0.1777) and exercisable on a cashless basis.

[4]	This number does not include 375,000 warrants that will expire on July 31, 2023 that Victory intends to reissue at an exercise price equal to the 20 day rolling average (which as of June 15, 2023 is $0.1777) and such warrants will be exercisable on a cashless basis. See footnote 2 above.

Schedule 4.2(c) Cont.

The following is a complete list of Victory’s outstanding convertible notes:

Purpose	Holder	Issuance Date	Principal Plus Accrued Interest	Conversion Price		Shares Issuable Upon Conversion
Financing	Visionary Private Equity Group I, LP	9/3/2021	$3,815,926.39	$0.1777	[5]	21,473,981	[4]

[5]	As of June 15, 2023, the principal and accrued interest of the Visionary Private Equity Group I, LP Note is convertible into common stock at an exercise price equal to the 20 day rolling average (which as of June 15, 2023 is $0.1777).

Schedule 4.2(c) Cont.

Pro-Tech Hardbanding Services, Inc.